Exhibit 21

Subsidiaries of ORB Automotive Corporation

Direct Subsidiary

Grand Power Capital, Inc., a British Virgin Islands business company (holding company)

Indirect Operating Subsidiaries

Shenzhen ORB-Fortune New-Material Co., Ltd., a PRC company
Hebei Xinhua Rubber Sealing Group Liuzhou Sealing Co., Ltd., a PRC company